Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

Operator Comments:

Good morning, and welcome to the INUVO’s 2022 Second Quarter Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.
Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO second quarter 2022 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we anticipate filing our 10Q with the Securities and Exchange Commission today.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Natalya, and thanks everyone for joining us today.

We had another exceptionally strong quarter where for the three months ended June 30, 2022, we delivered $22.7 million in revenue, which was up 79% year-over-year. Our trailing twelve-month year-over-year growth rate now stands at an impressive 72% and, we have delivered approximately a 15% compounded quarterly growth rate over the last two-year period between Q2 of 2020 and Q2 of 2022.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

Inuvo provides digital advertising technology and services across channels. Our ValidClick platform principally serves advertising within the Search and Social channels while the IntentKey principally serves within the Programmatic channels.

Both platforms experienced significant growth in the second quarter, with the IntentKey and ValidClick up roughly 197% and 44% respectively year-over-year. The Social & Search related revenues from ValidClick represented roughly 62% of Revenues while the Programmatic revenues associated with the IntentKey represented 38%.

The Company’s top three clients accounted for approximately 27.4%, 27.2% and 13.6% of overall revenue respectively.

The second quarter was seasonally higher than is typical. The Q2 and Q3 periods within advertising tend to be difficult to predict. There is variability, year to year in both the timelines associated with advertiser budgets for the year, typically occurring in Q1 and some inconsistency in consumer purchasing behavior because of summer, typically in Q3.

We believe this variability has been compounded this year due to various uncertainties related to the economic environment. This seasonality tends to lead to years where sometimes Q2 is higher than Q3 and sometimes the opposite, sequentially.

Gross margins remained healthy in the second quarter at roughly 59%. Adjusted EBITDA was a loss of roughly $100 thousand. There were extenuating circumstances associated with expenses in the quarter that Wally will discuss in his review of the financials.

The Company’s core strategy remains a growth-oriented strategy. As we have messaged on previous calls, we believe the industry we serve is not prepared for the implications of a consumer privacy led future where consumer data is no longer available to facilitate

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

behavioral targeting of advertising. Most of an advertisers return on advertising spend is related to the use of this data.

Currently, approximately 75% of the media purchase opportunities within the open-web either do not have a consumer cookie ID, or that cookie ID does not persist the next day and as a result is no longer targetable. Google does not need to kill the cookie; the consumer, with VPN and incognito tools and the other browser developers have already done so.

We believe two things are occurring because of this new reality. First, the existing incumbent advertising technology and data companies are convincing their clients to use a variation on the existing consumer-based methods. The industry is referring to this as a first party cookie solution. For those companies, where hundreds of millions, sometimes billions of dollars have been invested in the various technologies and data that support this approach, this is the only way to preserve those investments.

Secondly, and because there is already limited media inventory available to these technologies, these same incumbents are all effectively competing for media placements on a consumer cookie ID pool that is shrinking by the day, which means they are only bidding up the price for each other because of a shrinking cookie supply with constant demand.

Inuvo has no such limitations.

The technical, regulatory and consumer issues facing 1st party solutions suggest that they are challenged from the get-go. Less than 5% of current open-web media purchase opportunities are currently targetable in this 1st party manner. This solution cannot and will not scale and literally uses a technical work around that allows the continued use of a consumer’s data, something consumers have overwhelmingly told the industry, they no longer desire.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

As a practical matter, this privacy movement has been self-evident in the response from consumers who use an Apple device where they have been asked if they want their applications to track them. The vast majority have voted, no.

Our opportunity is to take market share during this period where the incumbents continue to use outdated technologies ill aligned with the future and therefore why growth is our #1 priority.

We continue to deliver exceptional results for clients within the IntentKey platform where in the second quarter, we performed on average 66% better than our clients KPI’s. We ran over 80 open-web campaigns in the quarter. We also put out a press release challenge to the industry in the quarter where we offered to compete head-to-head with any company where if Inuvo lost, it would pay the invoice. We had no takers.

New customer acquisition was a highlight in Q2. We expanded further into the automotive, consumer package goods, financial services, political and tourism verticals.

We hired an experienced sales leader in Q1 and have now organized all of sales and account management under her. We remain active in our recruiting within this group so we can meet the opportunity we see before us.

We sponsored a first of its kind conference on artificial intelligence in advertising, which took place in New York City and proved to be a huge success based on the number and variety of industry leaders in attendance. This subject was also top of mind at the Cannes Lions advertising Festival we attended in July. We have increased our marketing spending in support of our growth-oriented focus.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

Product development activity continued across both platforms. Within ValidClick we added new features and tools that enhance automated, analytically based media buying within search and social channels. Scaling campaigns, both in numbers and through automation has been an ongoing focus of the ValidClick platform Engineering.

Within the IntentKey, we launched a new graphical interface to the insights generated by the artificial intelligence that was well received by clients, who can now interact with the information being generated by the AI in real-time.

We also started to commercialize a neural network-based media mix modeling solution, which we expect to make available to clients within the existing reporting dashboard they already use. As the number of media channels has exploded, so too has the challenge to figure out how to optimize media spending across those channels.

This is not only a highly non-linear problem, but it’s also another problem being impacted by the cookie because traditional accounting for attribution associated with a channel involves counting the cookies linked to that channel, a method also on its last legs.

This sophisticated and AI based approach to the media optimization challenge facing the industry will be yet another significant differentiator for Inuvo. Managing multi-media is akin to conducting an orchestra, you want to turn down the horn section when it’s sounding a little flat. The challenge is how to figure out when and by how much it’s flat. This is the problem we’ve figured out.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

Thank you, Rich, and good morning, everyone. I will recap the financial results for our second quarter of 2022.

As Rich mentioned, Inuvo reported revenue of $22.7 million for the quarter ended June 30, 2022; an increase of 79% compared to $12.6 million reported in the second quarter of the prior year.

Both platforms serving our multi-channel solution, ValidClick and IntentKey, exceeded the prior year. ValidClick revenue exceeded the second quarter of last year by 44% and the IntentKey revenue exceeded the prior year quarter by approximately 197%, primarily due to new customers expanding their media spend.

Revenue split between IntentKey and ValidClick was 38% and 62%, respectively for the second quarter of 2022, that compares to 23% and 77%, respectively, for the same period last year.

Our revenue is less concentrated in 2022 than ever before. Our largest client, a retailer, represented 27% of our total revenue. The same quarter last year, our largest client was Google and represented 38% of our revenue. Google remains an important customer and in the second quarter represented 14% of the revenue.

Gross profit for the second quarter ended June 30, 2022 totaled $13.4 million as compared to $10.4 million for the same period last year. Gross profit margin for the second quarter of 2022 was 59% as compared to 82% for the same period last year.

The IntentKey platform has a lower gross margin than the ValidClick platform but has a greater overall net margin. The Inuvo gross margin decreases as IntentKey revenue

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

becomes a greater percentage of total revenue. In quarters past, cost of revenue was predominately payments to website publishers and app developers that hosted advertisements we served through the ValidClick platform yielding a very high gross margin.
As the Programmatic channels associated with the IntentKey continue to grow, they become a larger percent of our revenue and cost of revenue. IntentKey cost of revenue is predominately payments to advertising exchanges that provide access to a supply of advertising inventory into which we serve, on behalf of clients, advertisements using information predicted by the IntentKey artificial intelligence. This is a greater cost than the historical payments we have made to publishers associated with ValidClick, but at the same time on a net basis it is more profitable. The very high ValidClick gross margins also have a high cost of traffic acquisition, which is accounted for in operating expense as marketing costs. The IntentKey is not burdened with such costs.

Our gross margins are also dependent upon the mix of advertising channels serving the client. Many of our clients require a multi-channel digital media solution. One of our advantages is the ability to serve highly targeted, prescriptive ads across multiple channels, such as video, mobile, connected TV, linear TV, display, social, search and native. Each of these channels yield varying gross margins depending on supply and demand. The optimization of the media mix for clients can vary from client to client and over time.

Generally, search and social are lower margin channels as we have to work within the walled gardens of the large internet platforms that support these channels. We have better opportunities for margin expansion in other channels on the open web. We expect Inuvo gross margins for the remainder of the year to be roughly in line with the results of Q1 and Q2.

Operating expenses were $16.2 million in the second quarter of 2022 compared to $12.8 million in the prior year, an increase of $3.4 million.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

The largest component of operating expense is marketing costs. Note, as I previously mentioned, marketing costs are predominantly traffic acquisition costs associated with ValidClick. Marketing costs were $11 million in the second quarter of this year compared to $8.2 million in the same quarter last year. This brings us to the first of two matters that impacted the second quarter.

Within the quarter, we purchased, and placed approximately $2 million of media from one of the largest and well-known platform providers.  The technologies we have for measuring quality of the media we purchase determined that the media platform provider sent us large volumes of fraudulent traffic.  That media platform gave us a credit of approximately $600 thousand for the fraudulent traffic, and as a result, the net amount of $1.4 million was absorbed into marketing expense with no corresponding revenue.

While the media platform provider has acknowledged the fraudulent traffic issue and granted us this partial credit, we firmly believe we are due a full refund for all fraudulent media we have purchased, and we intend to utilize all avenues available to us to pursue our claims.  In the meantime, we have held back an equivalent amount of payments we owe this platform provider pending resolution.

Going forward, we expect marketing costs as a percent of revenue to continue to decline as revenue from the IntentKey platform continues to grow in overall share of Inuvo revenue relative to ValidClick.

Compensation expense was $3.2 million in the second quarter this year compared to $2.9 million in the prior year primarily due to higher employee salary cost and higher stock-based compensation expense. Our full-time and part-time employment was 83 on June 30, 2022, compared to 73 on June 30, 2021.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

The majority of the increase in headcount occurred within sales, sales support and account management for the IntentKey.

General and administrative expense increased by $334 thousand in the second quarter this year compared to the prior year due to higher bad debt allowance, travel & entertainment expense, and professional fees, partially offset by $269 thousand lower amortization expense.

Net interest was income of $3 thousand in the second quarter of 2022 compared to $8 thousand expense in the same quarter last year.

Turning now to other income and expense which brings us to the second matter that impacted the quarter. As we disclosed last year, we identified a portion of our cash that would not be needed during the next twelve months and transferred it to a fund manager.

Since the third quarter of last year, we have been reporting unrealized gains as the securities are marked-to-market at quarter end. However, with the recent increase in interest rates and the downturn in the stock market, these same securities reported an unrealized loss at the end of June of approximately $395 thousand. However, as of last Friday, that portfolio had regained approximately $300 thousand in value.

We reported a net loss of $3.2 million or 3¢ per basic share compared to a $2.4 million net loss or 2¢ per basic share in the same quarter last year. Recall this year’s quarter includes a $1.4 million expense for fraudulent traffic, that we expect to receive full reimbursement for and a $395 thousand unrealized loss on marketable securities. Neither of these two expenses diminished cash; though we did recognize the expense, we did not and shall not pay the invoices for the fraudulent media.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

Net Income in this year’s quarter also includes $1.3 million non-cash depreciation, amortization, and stock compensation.

The adjusted EBITDA loss for the quarter ended June 30, 2022, was $142 thousand compared to a loss of $965 thousand last year.

On June 30, 2022, we had cash and cash equivalents and marketable securities of $8.4 million, and a net working capital of $8.9 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance.

We maintain a simple capital structure with 119.9 million common shares outstanding, 5.1 million employee restricted stock units outstanding through an equity incentive plan and 300,000 warrants to purchase common stock.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, at 75% year over year growth in the first quarter and now 79% in the second quarter, we’ve had a very strong first half of 2022. Our trailing twelve-month growth rate now stands at 72% and our 8-quarter compounded growth rate has been 15%. We had an Adjusted EBITDA loss of $100 thousand in the second quarter.

We continue to develop and deploy artificial intelligence-based innovations that serve to further the gap between our capabilities and those of our competitors, who for the most part appear to be doubling down on existing methods and technologies.

Inuvo, Inc. Second Quarter 2022 Aug 15, 2022

Our balance sheet remains strong enough to accommodate the working capital needs of the growing business and, as a result, we have no immediate plans to raise capital.

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.